U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Iannitto, John
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   (Last)               (First)                 (Middle)

44 Upper Cross Road
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                                    (Street)

Greenwich, CT 06831
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Siti-Sites.com, Inc. SITI
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

December, 2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |X|   Officer (give title below)           |_|   Other (specify below)

Vice-President
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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by one Reporting Person
   |_|  Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock               12/7/01        J (1)           700,000     A      $.025    1,900,000      D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
              2.                                                                                          Deriv-    Form of
              Conver-                    5.                                  7.                           ative     Deriv-   11.
              sion                       Number of                           Title and Amount             Secur-    ative    Nature
              or                         Derivative        6.                of Underlying     8.         ities     Secur-   of
              Exer-             4.       Securities        Date              Securities        Price      Bene-     ity:     In-
              cise     3.       Trans-   Acquired (A)      Exercisable and   (Instr. 3 and 4)  of         ficially  Direct   direct
              Price    Trans-   action   or Disposed       Expiration Date   ----------------  Deriv-     Owned     (D) or   Bene-
1.            of       action   Code     of(D)             (Month/Day/Year)            Amount  ative      at End    In-      ficial
Title of      Deriv-   Date     (Instr.  (Instr. 3,        ----------------            or      Secur-     of        direct   Owner-
Derivative    ative    (Month/  8)       4 and 5)          Date     Expira-            Number  ity        Month     (I)      ship
Security      Secur-   Day/     ------   ------------      Exer-    tion               of      (Instr.    (Instr.   (Instr.  (Instr.
(Instr. 3)    ity      Year)    Code V    (A)   (D)        cisable  Date     Title     Shares  5)         4)        4)       4)
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
Options to    $.50     12/7/01  J (1)           700,000    2000-    2005-    Common    700,000 $0         0         D
purchase                                        cancelled  2007     2007     Stock             cancelled
Common Stock
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
Explanation of Responses:

(1) The Reporting Person acquired the Common Stock via purchase from Issuer for cash, on condition that all of his and his family's outstanding stock options, totaling 700,000 shares, be surrendered and cancelled.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

/s/ John Iannitto                      January 4, 2002    See 18 U.S.C. 1001 and
---------------------------------     ------------------  15 U.S.C. 78ff(a).
** Signature of Reporting Person            Date

Name: John Iannitto
Title: Vice-President

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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